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                  PLAN OF DISTRIBUTION PURSUANT TO RULE 12B-1
                                       OF
        MORGAN STANLEY DEAN WITTER SELECT DIMENSIONS INVESTMENT SERIES

    WHEREAS, Morgan Stanley Dean Witter Investment Series (the "Fund") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the
"Act"); and

    WHEREAS, the Fund desires to adopt a Plan of Distribution pursuant to Rule
12b-1 under the Act, on behalf of each separate portfolio of the Fund (each referred to herein as a "Portfolio", collectively, the "Portfolios") and the Trustees have determined that there is a reasonable likelihood that adoption of the Plan of Distribution will benefit each Portfolio and its shareholders; and

    NOW, THEREFORE, the Fund hereby adopts, on behalf of each Portfolio, and Hartford Securities Distribution Inc. ("Hartford") hereby agree to this Plan of Distribution (the "Plan") in accordance with Rule 12b-1 under the Act, on the following terms and conditions.

    1. Each Portfolio shall pay monthly to the Distributor an amount equal to a payment at the annual rate of .25% of the average net assets of the Portfolio, attributable to its Class Y Shares during the month. Such amount shall be paid to compensate Hartford, Dean Witter Reynolds Inc., ("DWR") its affiliates and other broker-dealers for distribution related expenses incurred by them, including personal services to shareholders with respect to their holdings of Portfolio shares, and may be spent by Hartford, DWR, its affiliates and such broker-dealers on any activities or expenses related to the distribution of the Class Y shares or services to Class Y shareholders, including, but not limited to: compensation to, and expenses of, financial advisors or other employees of Hartford, DWR, its affiliates or other broker-dealers;
overhead and other branch office distribution-related expenses and telephone expenses of persons who engage in or support distribution of shares or who provide personal services to shareholders; printing of prospectuses and reports for other than existing shareholders; preparation, printing and distribution of sales literature and advertising materials. The overhead and other branch office distribution-related expenses referred to in this paragraph 2 may include:
(a) the expenses of operating the branch offices of Hartford or other broker-dealers, including DWR, in connection with the sale of Portfolio shares, including lease costs, the salaries and employee benefits of operations and sales support personnel, utility costs, communications costs and the costs of stationery and supplies; and (b) the costs of client sales seminars.

    2. This Plan shall not take effect, with respect to a Portfolio, until it has been approved, together with any related agreements, by votes of a majority of the Board of Trustees of the Fund and of the Trustees who are not "interested persons" of the Fund (as defined in the Act) and have no direct financial interest in the operation of this Plan or any agreements related to it (the
"Rule 12b-1 Trustees"), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

    3. This Plan shall continue, with respect to a Portfolio, until April 30, 2000 and from year to year thereafter, provided such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 2 hereof.

    4. Hartford shall provide to the Trustees of the Fund and the Trustees shall review, at least quarterly, a written report of the amounts so expended with respect to each Portfolio and the purposes for which such expenditures were made.

    5. This Plan may be terminated at any time by a Portfolio by vote of a majority of the Rule 12b-1 Trustees, or by vote of a majority of the outstanding voting securities of Class Y Shares of the Portfolio.

    6. This Plan may not be amended to increase materially the amount payable hereunder by a Portfolio unless such amendment is approved by a vote of at least a majority (as defined in the Act) of the

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outstanding voting securities of Class Y Shares of the Portfolio, and no material amendment to the Plan shall be made unless approved in the manner provided for approval in paragraph 3 hereof.

    7. While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the Act) of the Fund shall be committed to the discretion of the Trustees who are not interested persons.

    8. The Fund shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 4 hereof, for a period of not less than six years from the date of this Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

    9.  The Declaration of Trust establishing Morgan Stanley Dean Witter
Select Dimensions Investment Series, dated June 2, 1994, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name Morgan Stanley Dean Witter Select Dimensions Investment Series refers to the Trustees under the Declaration collectively as Trustees but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of Morgan Stanley Dean Witter Select Dimensions Investment Series shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise, in connection with the affairs of said Morgan Stanley Dean Witter
Select Dimensions Investment Series, but the Trust Estate only shall be liable.

    IN WITNESS WHEREOF, the Fund and Hartford have executed this Plan of Distribution as of the day and year set forth below in New York, New York.

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
Date:                , 2000

Attest:                              MORGAN STANLEY DEAN WITTER SELECT DIMENSIONS
                                     INVESTMENT SERIES

---------------------                By: -------------------------------------------------------

Attest:                              HARTFORD SECURITIES DISTRIBUTION INC.

---------------------                By: -------------------------------------------------------

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